EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 21, 2015—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2015.

Net income for the three months ended June 30, 2015 was $1.828 million, or $0.37 per share-basic and diluted, down from $2.093 million, or $0.43 per share-basic and diluted for the same quarter in 2014. Net interest income for the second quarter of 2015, after the provision for loan losses, was $6.878 million, approximately 1.5% lower than the same period in 2014, due to a decrease in interest income and an increase in interest expense offset by a decrease in the provision for loan losses. The provision for loan losses for the three months ended June 30, 2015 was $82 thousand compared to $212 thousand for the same period in 2014. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.39% in the second quarter of 2015 from 3.65% in the same period in 2014 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits.

Non-interest income decreased in the second quarter of 2015 by $632 thousand, or 25.4%, while non-interest expenses decreased $725 thousand, or 10.3%, compared to the same period in 2014. The decrease in non-interest income was due primarily to net proceeds of $557 thousand from bank owned life insurance policies that were received in 2014 as a result of the death of an insured bank officer. Non-interest expense decreased primarily due to decreased losses on other real estate, a decrease in loan related collection expenses and a decrease in office supply costs.

Net income for the six months ended June 30, 2015 decreased 12.0% to $3.422 million, or $0.70 per share-basic and diluted, from $3.890 million, or $0.80 per share-basic and diluted, for the six months ended June 30, 2014. Net interest income for the six months ended June 30, 2015, after the provision for loan losses, decreased 1.4% to $13.649 million from $13.836 million for the same period in 2014. Net interest margin for the six months ended June 30, 2015, decreased to 3.41% in 2015 from 3.67% in the same period in 2014. The provision for loan losses for the six months ended June 30, 2015 was $266 thousand compared to the provision of $573 thousand in 2014. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio, including the impact caused by current local and national economic conditions.

Non-interest income decreased by $663 thousand, or 15.5%, and non-interest expense decreased by $607 thousand, or 4.5%, for the six months ended June 30, 2015 when compared to the same period in 2014. The decrease in non-interest income was due primarily to net proceeds of $557 thousand from bank owned life insurance policies that were received in 2014 as a result of the death of an insured bank officer. Non-interest expense decreased primarily due to decreased losses on other real estate, a decrease in loan related collection expenses and a decrease in office supply costs.

Total assets as of June 30, 2015 increased to $927.000 million, up $5.939 million, or 0.6%, when compared to December 31, 2014. Deposits increased by $25.044 million, or 3.6%, and loans, net of unearned income, increased by $16.356 million, or 4.2%, when compared to December 31, 2014. The increase in loans, net of unearned income, was due to improved loan demand. Non-performing assets decreased by $29 thousand to $16.758 million at June 30, 2015 as compared to December 31, 2014, because of decreases in loans 90 days or more past due and still accruing interest and other real estate owned offset partially by an increase in non-accrual loans.

During the first half of 2015, the Company paid dividends totaling $0.46 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months		Six Months
	Ending June 30,		Ending June 30,
	2015	2014	2015	2014
Interest income and fees	$7,696	$7,926	$15,402	$15,872
Interest expense	736	734	1,487	1,463

Net interest income	6,960	7,192	13,915	14,409
Provision for loan losses	82	212	266	573

Net interest income after provision for loan losses	6,878	6,980	13,649	13,836
Non-interest income	1,852	2,484	3,604	4,267
Non-interest expense	6,321	7,046	12,808	13,415

Net income before taxes	2,409	2,418	4,445	4,688
Income taxes	581	325	1,023	798

Net income	$1,828	$2,093	$3,422	$3,890

Earnings per share – basic	$0.37	$0.43	$0.70	$0.80

Earnings per share – diluted	$0.37	$0.43	$0.70	$0.80

Dividends Paid	$0.23	$0.22	$0.46	$0.44

Average shares outstanding-basic	4,877,614	4,870,114	4,873,614	4,870,114
Average shares outstanding-diluted	4,878,784	4,870,818	4,874,004	4,870,649

	As of June 30, 2015	As of December 31, 2014
Period End Balance Sheet Data:
Total assets	$927,000	$921,061
Total earning assets	843,647	833,845
Loans, net of unearned income	407,316	390,960
Allowance for loan losses	6,693	6,542
Total deposits	721,138	696,094
Long-term borrowings	20,000	20,000
Shareholders’ equity	82,077	81,858
Book value per share	$16.80	$16.78
Period End Average Balance Sheet Data:
Total assets	$927,327	$884,688
Total earning assets	846,357	798,432
Loans, net of unearned income	403,023	389,720
Total deposits	710,309	684,134
Long-term borrowings	20,000	35,593
Shareholders’ equity	83,467	73,219
Period End Non-performing Assets:
Non-accrual loans	12,484	11,854
Loans 90+ days past due and accruing	684	881
Other real estate owned	3,590	4,052

	As of June 30, 2015	As of December 31, 2014
Period End Net charge-offs as a percentage of average net loans	0.03%	0.63%
Period End Performance Ratios:
Return on average assets(1)	0.74%	0.84%
Return on average equity(1)	8.20%	10.17%
Period Ending Net Interest
Margin (tax equivalent)(1)	3.41%	3.60%

(1) Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com